SYNTHESIS ENERGY SYSTEMS ANNOUNCES RECEIPT OF NASDAQ NOTICE OF NONCOMPLIANCE; INTENDS TO REQUEST HEARING; MERGER IS PROCEEDING

HOUSTON, November 15, 2019 – Synthesis Energy Systems, Inc. (SES) (Nasdaq: SES) today announced that on November 13, 2019, the Company received notification from the Listing Qualifications staff (the Staff) of The Nasdaq Stock Market LLC indicating that the Company did not meet the terms of the previously granted extension, relating to noncompliance with the minimum stockholders’ equity requirement for continued listing on The Nasdaq Capital Market. The extension was based on the Company’s plan to complete a merger transaction with Australian Future Energy Pty Ltd (AFE). While the merger is continuing to proceed, the Staff lacked the discretion under the Nasdaq Listing Rules to grant a further extension.

As a result, the Staff has determined that the Company’s securities would be subject to delisting unless the Company timely requests a hearing before a Nasdaq Hearings Panel (the Panel). Additionally, on October 17, 2019, the Staff notified the Company that since it failed to timely file its Annual Report on Form 10-K for the year ended June 30, 2019, it no longer complied with Nasdaq Listing Rule 5250(c)(1), which forms a separate basis for delisting. The Staff had previously granted the Company through December 16, 2019, to submit a plan of compliance for consideration by the Staff. However, the Staff has informed the Company that it can no longer consider the Company’s plan for making the filing, given the stockholders’ equity issue.

Based on the foregoing, the Company intends to timely request a hearing before the Panel. The hearing request will automatically stay any suspension/delisting action through December 5, 2019. In connection with the hearing request, as permitted under the Nasdaq Listing Rules, the Company will request that the Panel extend the stay through the hearing and the expiration of any extension period granted by the Panel following the hearing. However, there can be no assurance that the Panel will grant the extended stay or that the Panel will grant the Company an extension to enable it to complete the planned merger transaction and, thereby, demonstrate compliance with all applicable requirements for listing on The Nasdaq Capital Market. The Company’s management is working diligently to complete the Form 10-K, as well as its Quarterly Report on Form 10-Q for the period ended September 30, 2019, and to file the Form S-4 in connection with the merger transaction with AFE. The Company intends to file the documents with the SEC as soon as practical.

Robert Rigdon, the Company’s CEO, commented: “On October 10, 2019, we announced an important merger transaction with AFE and acquisition of additional ownership in Batchfire Resources. We believe these transactions, now underway, have the potential to bring growth and value to the Company’s shareholders and debenture holders. The late filing of our Form 10-K for the year ended June 30, 2019 and the anticipated late filing of our Form 10-Q for the quarter ended September 30, 2019 are the result of audit delays caused by the merger-related restructuring activities undertaken by the Company, prior to signing the merger agreement with AFE. With preparations for the merger now underway, the Company is working with our auditors, with AFE and with all of our advisors to work in the most expeditious manner possible to complete these late filings related to the audit, and to timely complete all of the additional required filings necessary for the closing of the merger.”

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. All statements other than statements of historical fact are forward-looking statements and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the possibility that the companies may be unable to obtain stockholder approval or satisfy the other conditions to closing, the ability of Batchfire Resources Pty Ltd, and Australian Future Energy Pty Ltd management to successfully grow and develop their Australian assets and operations, including Callide, Pentland, and the Gladstone Energy and Ammonia Project; the ability of Batchfire to produce earnings and pay dividends; the ability of SES EnCoal Energy sp. z o. o. management to successfully grow and develop projects, assets and operations in Poland; our ability to raise additional capital; our indebtedness and the amount of cash required to service our indebtedness; our ability to develop our power business unit and our other business verticals, including DRI steel, through our marketing arrangement with Midrex Technologies; our ability to successfully develop our licensing business; the ability of our project with Yima to produce earnings and pay dividends; the economic conditions of countries where we are operating; events or circumstances which result in an impairment of our assets; our ability to reduce operating costs; our ability to make distributions and repatriate earnings from our Chinese operations; our ability to maintain our listing on The Nasdaq Stock Market; our ability to successfully commercialize our technology at a larger scale and higher pressures; commodity prices, including in particular natural gas, crude oil, methanol and power; the availability and terms of financing; our customers’ and/or our ability to obtain the necessary approvals and permits for future projects; our ability to estimate the sufficiency of existing capital resources; the sufficiency of internal controls and procedures; and our results of operations in countries outside of the U.S., where we are continuing to pursue and develop projects. Although we believe that in making such forward-looking statements our expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected by us. We cannot assure you that the assumptions upon which such forward-looking statements are based will prove to be correct. Please refer to our latest Form 10-K available on our website at www.synthesisenergy.com.

Additional Information about the Transaction

In connection with the proposed transaction, the Company intends to file with the SEC a registration statement on Form S-4 that will include a proxy statement of the Company that also constitutes a prospectus of the Company relating to the Common Stock to be issued pursuant to the Merger. The proxy statement/prospectus will include important information about both the Company and AFE. The Company also plans to file other relevant documents with the SEC regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE REGISTRATION STATEMENT, THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, AFE AND THE PROPOSED TRANSACTION. Investors and security holders may obtain these documents when available free of charge at the SEC’s website at www.sec.gov. In addition, the documents filed with the SEC by the Company can be obtained free of charge from the Company’s website at www.synthesisenergysystems.com.

Participants in Solicitation

The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of the Company in respect of the proposed transaction. Information regarding the Company’s directors and executive officers is available in its annual report on Form 10-K for the year ended June 30, 2018, which was filed with the SEC on November 14, 2018, and its proxy statement for its 2018 annual meeting of shareholders, which was filed with the SEC on April 29, 2019. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Contact:

MDC Group

Investor Relations:

David Castaneda

Arsen Mugurdumov

414.351.9758

IR@synthesisenergy.com

Media Relations:

Susan Roush

805.624.7624

PR@synthesisenergy.com

Australian Future Energy

Mr. Kerry Parker

Chief Executive Officer

+61 417 731 014

k.parker@ausfutureenergy.com.au